 Exhibit 3.1

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

CERTIFICATE OF INCORPORATION

WHEREAS, *the Certificate of Incorporation of*

DIGITAL CADDIES, INC.

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, *I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

GREAT SEAL OF THE STATE OF OKLAHOMA 1907

Filed in the city of Oklahoma City this 7th day of September, 2011.

Secretary of State

CERTIFICATE OF INCORPORATION

of

“DIGITAL CADDIES, INC.”

An Oklahoma Corporation

I, the undersigned, being the original Incorporator herein named, for the purpose of forming a corporation under the General Corporation Act Okla. Stat. Ann. Tit. 18 § 1001 et seq. (“GVA”) to do business both within and without the State of Oklahoma, do make and file this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true:

FIRST. The name of the Corporation is DIGITAL CADDIES, INC. (the “Corporation”).

SECOND. OFFICE: Its principal office in the State of Oklahoma is located at 414 SE Washington Blvd., PMB 366, Bartlesville, Oklahoma 74006 Country, Washington. The name and address of its resident agent at such address is National Registered Agents, Inc., 115 Southwest 89th St., Oklahoma City, OK 73139.

THIRD. PURPOSE: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

To engage, directly or indirectly, in the publishing business and in any other lawful activity. Also the Corporation may manufacture, purchase or acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with minerals, goods, wares and merchandise and personal property of every class and description.

To hold, purchase and convey real and personal estate and mortgage or lease any such real and personal estate with its franchises and to take the same by devise or bequest.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will rights, assets and property, and to undertake or assume the whole or any party of the obligations or Liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to, or useful in connection with, works of art or any other business of this Corporation.

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities, or evidences of the indebtedness created by any other corporation or corporations of this state, or any other state of government, and while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and, privileges of ownership, including the right to vote, if any.

To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects.

To purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, not counted as outstanding, for the purpose of computing any stockholders’ quorum or vote.

To conduct business, have one or more officers, and hold, purchase, mortgage and convey real and personal property in this state, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries.

To do all and everything necessary and proper for the accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection an benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation whether or not such business is similar in nature to the objects hereinbefore set forth.

The objects and purposes specified, in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause in these articles of incorporation but shall be regarded as independent objects and purposes.

FORTH. CAPITAL STOCK: The amounts of the total authorized capital stock of the Corporation is Two Hundred Fifty Million (250,000,000) shares, of which Two Hundred Twenty-Five Million (225,000,000) shares are common stock, $0.001 par value per share, and Twenty-Five Million (25,000,000) shares of Preferred Stock, of which Nineteen Million Five Hundred Fifty-Five (19,555,555) shares are as yet undesignated Preferred Stock, $0.001 par value per share and Two Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (2,666,667) Series B Convertible Preferred Shares, $0.001 par value per share, having the designation, preferences, limitations and relative rights of the shares of each class or series thereof as follows:

A.	Common Shares.

1.	The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from times to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

2.	The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

B.	Preferred Shares.

The Corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish it from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the State of Nevada in respect to the following:

1.	The number of shares to constitute such series, and the distinctive designations thereof;

2.	The rate and preference of dividends, if any, the times of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue,

3.	Whether shares may be redeemed and, if so, the redemption price and fee terms and conditions of redemption;

4.	The amount payable upon shares in event of involuntary liquidation;

5.	The amount payable upon shares in event of voluntary liquidation;

6.	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

7.	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

8.	Voting powers, if any; and

9.	Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series therefore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

The Board of Directors is also vested with the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease( but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

FIFTH. DIRECTORS: The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this Corporation, provided that the number of directors shall not be reduced to less than one (1).

The name and the post office address of the first board of directors, which shall be one (1) in number, is as follows:

Name	Address
James B. Frack	414 SE Washington Blvd., PMB 366
Bartlesville, Oklahoma 74003

SIXTH. INCORPORATORS: The name and post office address of the incorporator signing the articles of incorporation is as follows:

Name	Address
James B. Frack	414 SE Washington Blvd., PMB 366
Bartlesville, Oklahoma 74003

SEVENTH. TERM: The Corporation is to have perpetual existence.

EIGHTH. AUTHORIZATIONS: In furtherance and not in limitation of the powers conferred by statue, the board of directors is expressly authorized:

Subject to the by-laws, to make, alter, or amend the bylaws of the Corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executive mortgages and liens upon the real and personal property of this Corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all paper which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at lease a majority of the voting power given at a stockholders’ meeting called for the purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deems expedient, and for the best interest of the Corporation.

NINTH. MEETINGS: Meetings of stockholders may be held, outside the State of Oklahoma, if the by-laws provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Oklahoma at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

TENTH. AMENDMENTS: This Corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation by majority vote of the shareholders and in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH. VOTING: There shall be no cumulative voting permitted in any shareholder election of the Corporation.

TWELFTH. INDEMNIFICATION: The Corporation shall indemnify and hold harmless the officers and directors of the Corporation from any and all liabilities or claims to the fullest extent now, or hereafter from time to time, permitted pursuant to the General Corporation Law of the State of Oklahoma.

I, THER UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Oklahoma, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of September, 2011.

/s/ James B. Frack

James B. Frack

President, CEO, CFO, Secretary/Treasurer and Sole Director